================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3
             REGISTRATION STATEMENT Under the Securities Act of 1933
                             -----------------------
                            COMVERSE TECHNOLOGY, INC.
             (Exact Name of Registrant as Specified in its Charter)


             NEW YORK                                       13-3238402
 -------------------------------                        ----------------
 (State or Other Jurisdiction of                        (I.R.S. Employer
  Incorporation or Organization)                      Identification Number)
                            170 CROSSWAYS PARK DRIVE
                            WOODBURY, NEW YORK 11797
                                 (516) 677-7200
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)
                         ------------------------------
                                 KOBI ALEXANDER
          President, Chairman of the Board and Chief Executive Officer
                          c/o Comverse Technology, Inc.
                            170 Crossways Park Drive
                            Woodbury, New York 11797
                                 (516) 677-7200
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)
                     --------------------------------------
                                   Copies to:

   WILLIAM F. SORIN, ESQ.                            STEPHEN M. BESEN, ESQ.
C/O COMVERSE TECHNOLOGY, INC.                      WEIL, GOTSHAL & MANGES LLP
  170 CROSSWAYS PARK DRIVE                              767 FIFTH AVENUE
  WOODBURY, NEW YORK 11797                          NEW YORK, NEW YORK 10153
       (516) 677-7200                                    (212) 310-8000

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
        At such time or times after the Registration Statement becomes effective.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                         CALCULATION OF REGISTRATION FEE

===================================================================================================================================
      TITLE OF EACH CLASS OF           AMOUNTS TO BE      PROPOSED MAXIMUM         PROPOSED MAXIMUM                AMOUNT OF
    SECURITIES TO BE REGISTERED        REGISTERED(1)       OFFERING PRICE         AGGREGATE OFFERING          REGISTRATION FEE(2)
                                                            PER UNIT(2)                PRICE(2)
------------------------------------ ------------------ --------------------- --------------------------- -------------------------
Common Stock, par value $0.10 per         28,376               $97.31                 $2,761,269                      $729
share...............................
===================================================================================================================================
    (1) Plus such indeterminate number of shares pursuant to Rule 416 as may be issued in respect of stock splits, stock dividends and similar transactions.
    (2) Pursuant to Rule 457 under the Securities Act of 1933, the proposed maximum aggregate offering price and the registration fee are based upon the average of the high and low prices per share of our common stock reported on the Nasdaq National Market on November 20, 2000.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.


NY2:\947172\09\37994.0003

The information contained in this prospectus is not complete and may be changed. The selling shareholders may not sell any shares of common stock until our registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities in any state where the offer or sale is not permitted.



                 Subject to completion, dated November 22, 2000


                                   PROSPECTUS


                            COMVERSE TECHNOLOGY, INC.

                                  28,376 Shares
                                       of

                                  Common Stock


                              ---------------------

                  The shareholders identified on page 11 are offering to sell up to 28,376 shares of our common stock. We will not receive any of the proceeds from such sales.

                  Our common stock is traded on the Nasdaq National Market under the symbol "CMVT." On November 20, 2000, the closing price of the common stock was $92.44 per share.


                  YOU SHOULD CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 4 BEFORE MAKING A DECISION TO PURCHASE OUR STOCK.
                                 ---------------

                  NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS ACCURATE OR COMPLETE. IT IS ILLEGAL FOR ANY PERSON TO TELL YOU OTHERWISE.



                                 ---------------



                The date of this prospectus is November __, 2000.

       YOU SHOULD ONLY RELY ON THE INFORMATION INCORPORATED BY REFERENCE OR PROVIDED IN THIS PROSPECTUS OR ANY SUPPLEMENT. WE HAVE NOT AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH DIFFERENT INFORMATION. THE COMMON STOCK IS NOT BEING OFFERED IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS OR ANY SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF SUCH DOCUMENT.

                                   ----------

                                TABLE OF CONTENTS

                                                                         PAGE
                                                                         ----
ABOUT THIS PROSPECTUS......................................................1
WHERE YOU CAN FIND MORE INFORMATION........................................1
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE............................1
FORWARD LOOKING STATEMENTS.................................................2
ABOUT COMVERSE    .........................................................3
RISK FACTORS      .........................................................4
RECENT DEVELOPMENTS........................................................9
USE OF PROCEEDS   .........................................................9
SELLING SHAREHOLDERS......................................................10
PLAN OF DISTRIBUTION......................................................13
LEGAL MATTERS     ........................................................14
EXPERTS           ........................................................14

         WHENEVER WE REFER TO THE "COMPANY" OR TO "US," OR USE THE TERMS "WE" OR "OUR" IN THIS PROSPECTUS, WE ARE REFERRING TO COMVERSE TECHNOLOGY, INC., A NEW YORK CORPORATION, AND OUR DIRECTLY OR INDIRECTLY OWNED SUBSIDIARIES.

                              ABOUT THIS PROSPECTUS

         This prospectus is a part of a registration statement that we have filed with the Securities and Exchange Commission utilizing a "shelf registration" process. You should read this prospectus and any supplement together with additional information described under "Where You Can Find More Information" and the information we incorporate by reference in this prospectus described under the heading "Incorporation of Certain Documents by Reference."

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and other reports, proxy statements and other information with the Commission. You may read and copy any document we file at the Commission's public reference facilities located at 450 5th Street, N.W., Washington, D.C. 20549, at Seven World Trade Center 13th Floor, New York, New York 10048 and at Northwest Atrium Center, 5000 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. Our Commission filings are also available to the public from the Commission's web site at: http://www.sec.gov.

         We have filed with the Commission a registration statement and related exhibits on Form S-3 under the Securities Act of 1933, as amended. This prospectus, which constitutes a part of the registration statement, does not include all the information contained in the registration statement and its exhibits. For further information with respect to us and our common stock, you should consult the registration statement and its exhibits. Statements contained in this prospectus concerning the provisions of any contract, agreement or other document are not necessarily complete. With respect to each contract, agreement or other document filed as an exhibit to the registration statement, we refer you to that exhibit for a more complete description of the matter involved, and each statement is deemed qualified in its entirety to that reference. The registration statement, including exhibits filed as a part of the registration statement or any amendment to the registration statement, are available for inspection and copying at the Commission's public reference facilities listed above.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The Commission allows us to incorporate by reference the information that we file with the Commission. This means that we can disclose important information to you by referring you to those documents. Any information we incorporate in this manner is considered part of this prospectus. Any information we file with the Commission after the date of this prospectus and until this offering is completed will automatically update and supersede the information contained in this prospectus.

         We incorporate by reference the following documents that we have filed with the Commission and any filings that we will make with the Commission in the future under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering is terminated:

                  o Annual Report on Form 10-K for the year ended January 31, 2000 (except Items 7 and 14);

                  o Amended Annual Report on Form 10-K/A for the year ended January 31, 2000;

                  o Quarterly Report on Form 10-Q for the quarter ended April 30, 2000;

                  o Current Report on Form 8-K filed with the Commission on July 5, 2000;

                  o Current Report on Form 8-K filed with the Commission on July 28, 2000;

                  o Quarterly Report on Form 10-Q for the quarter ended July 31, 2000;

                  o Current Report on Form 8-K filed with the Commission on September 29, 2000;

                  o Current Report on Form 8-K filed with the Commission on November 17, 2000; and

                  o Description of our common stock contained in our registration statement on Form 8-A filed with the Commission on March 17, 1987, as amended.

         We will provide without charge to each person to whom a copy of this prospectus is delivered, upon written or oral request, a copy of any or all of the documents which are incorporated by reference into this prospectus except the exhibits to such documents (unless such exhibits are specifically incorporated by reference in such documents). Requests for copies should be directed to: Comverse Technology, Inc., Attention: Vice President, Corporate and Marketing Communications, 170 Crossways Park Drive, Woodbury, NY 11797 (telephone (516) 677-7200).

                           FORWARD-LOOKING STATEMENTS

         This prospectus and the documents that we incorporate by reference, may contain certain statements that we believe are, or may be considered to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. We generally indicate these statements by words or phrases such as "anticipate," "estimate," "plan," "expect," "believe," "intend," "foresee" and similar words or phrases. These statements discuss, among other things, expected growth, domestic and international development and expansion strategy, and future performance. All of these forward-looking statements are subject to risks, uncertainties and assumptions, which we describe under the caption "Risk Factors" or in the documents we incorporate by reference. Consequently, actual events and results may vary significantly from those included in or contemplated or implied by our forward-looking statements. The forward-looking statements included in this prospectus, the applicable prospectus supplement or the relevant incorporated document are made only as of the date of this prospectus, the applicable prospectus supplement or the relevant incorporated document, as the case may be, and, except as required by law, we undertake no obligation to publicly update these forward-looking statements to reflect subsequent events or circumstances.

                                 ABOUT COMVERSE

         Because this is a summary, it does not contain all the information about us that may be important to you. You should read the more detailed information and the financial statements and related notes which are incorporated by reference in this prospectus.

         We manufacture and market systems and software for multimedia communications and information processing applications. Our products are used in a broad range of applications by wireless and wireline telephone network operators, call centers, financial institutions, government agencies and other public and commercial organizations worldwide. We are a holding company and substantially all of our operations are conducted through our subsidiaries, including Comverse Network Systems, Inc., Comverse Infosys, Inc. and Ulticom, Inc.

         Our Comverse Network Systems subsidiary is the leading provider of multimedia enhanced services systems and software, which are currently used by more than 330 wireless and wireline telecommunications network operators. These products enable our customers to provide value-added enhanced services, such as call answering, wireless data and Internet-based information services, prepaid wireless services, mailbox-to-mailbox messaging, Internet-based unified messaging (voice, fax and e-mail in a single mailbox), interactive voice response, virtual phone/fax, one-touch call return, personal number service, call screening/caller introduction, voice-controlled Internet portal and other speech recognition-based services, Internet messaging, Internet call waiting and other personal communication services.

         Our Comverse Infosys subsidiary provides multiple channel, multimedia digital recording, logging and quality monitoring systems to call centers, financial institutions and other organizations. Comverse Infosys also provides multiple channel, multimedia digital monitoring systems to law enforcement and intelligence agencies.

         Our Ulticom subsidiary is a provider of network signaling software for wireless, wireline and Internet communications services. Its call control products enable communications service providers to offer intelligent network services, such as voice-activated dialing, prepaid calling, caller ID and text messaging. Ulticom has completed an initial public offering of its shares in April 2000, and its shares are listed on the NASDAQ National Market System under the symbol ULCM. We hold approximately 77% of Ulticom's outstanding shares.

         We were incorporated in New York in October 1984. Our principal executive offices are located at 170 Crossways Park Drive, Woodbury, New York 11797, and our telephone number is (516) 677-7200.

         For additional information relating to our business, operations, properties, certain acquisitions and other matters, see the documents referred to above under "Where You Can Find More Information" and the information we incorporate by reference in this prospectus described under the heading "Incorporation of Certain Documents by Reference."

                                  RISK FACTORS

         Before purchasing any shares, you should carefully consider the following risk factors in addition to the other information contained and incorporated by reference in this prospectus.

IF WE ARE NOT ABLE TO MANAGE OUR GROWTH EFFECTIVELY, OUR BUSINESS AND OPERATING RESULTS COULD SUFFER.

         We have grown rapidly over the past decade and we continue to experience rapid growth in our operations, both through internal expansion and acquisitions of other companies. Our future success depends in part on our continued ability to manage our growth effectively. As our operations continue to expand worldwide, management issues are likely to become more complex and challenging. We also regularly examine opportunities to acquire other companies or lines of business. Acquisitions present a number of significant financial, operational and legal risks. It can also be difficult to combine the operations of an acquired business with our operations, without suffering the loss of key personnel, customers or distributors. If we fail to manage our growth effectively or experience problems with our acquisitions, our future operations and financial results will be adversely affected.

OUR BUSINESS IS VULNERABLE TO RISKS ASSOCIATED WITH THE SALE OF LARGE, COMPLEX, HIGH CAPACITY SYSTEMS.

         Our business has, to a significant extent, been based on contracts for large, high capacity systems, and we continue to emphasize these systems in our product development and marketing plans. Users of high-capacity systems, such as telephone companies, require systems that provide an exceptionally high level of reliability. Such systems are typically more costly to design, build and support. Contracts for large installations typically involve a lengthy and complex bidding and selection process, and our ability to obtain particular contracts is difficult to predict. In addition, the timing and scope of these opportunities and the pricing and margins associated with any eventual contract award are difficult to forecast, and may vary substantially from transaction to transaction. Our traditional dependence on large orders, and the investment required to enable us to perform such orders, without assurance of continuing order flow from the same customers and predictability of gross margins on any future orders, increase the risk associated with our business.

THE MARKET FOR OUR PRODUCTS IS CHARACTERIZED BY RAPIDLY CHANGING TECHNOLOGY. OUR CONTINUED SUCCESS DEPENDS ON OUR ABILITY TO ENHANCE OUR EXISTING PRODUCTS AND TO INTRODUCE NEW PRODUCTS ON A TIMELY AND COST-EFFECTIVE BASIS.

         The market for our products is characterized by rapidly changing technology, frequent new product introductions and enhancements and evolving industry standards. Our continued success depends to a significant extent upon our ability to accurately anticipate the evolution of new products and technologies and to enhance our existing products. It also depends on our ability to develop and introduce innovative new products that gain market acceptance. We may not be successful in selecting, developing, manufacturing and marketing new products or enhancing our existing products on a timely or cost-effective basis. In addition, our products utilize complex hardware and software technology that performs critical functions to highly demanding standards. The greater the complexity of our products, the greater is the risk of future performance problems or delays in product introductions, which could damage our business and financial results.

OUR BUSINESS CAN BE SERIOUSLY AFFECTED BY CHANGES IN THE COMPETITIVE OR REGULATORY ENVIRONMENT IN COMMUNICATIONS MARKETS WORLDWIDE.

         We sell a majority of our products to telephone companies and other communications service providers. The communications services industry is undergoing significant change as a result of deregulation and privatization worldwide. Our business is extremely competitive, and we expect competition to continue to intensify. Our existing competitors will continue to present substantial competition, and other companies, many with considerably greater financial, marketing and sales and other resources, may enter our markets in the future. The communications industry has experienced a continuing evolution of product offerings and alternatives for delivery of services. These trends have affected and may be expected to have a significant continuing influence on conditions in our markets. Rapid and significant change makes planning decisions more difficult and increases the risk inherent in the planning process.

BECAUSE A SIGNIFICANT AMOUNT OF OUR SALES ARE MADE TO GOVERNMENT ENTITIES, WE ARE VULNERABLE TO RISKS ASSOCIATED WITH GOVERNMENT BUSINESS.

         Many of our sales are made to customers that are owned or controlled by governments or government agencies. Government business is, in general, subject to special risks, such as:

                  o        delays in funding;

                  o termination of contracts or subcontracts for the convenience of the government;

                  o termination, reduction or modification of contracts or subcontracts in the event of changes in the government's policies or as a result of budgetary constraints;

                  o obligations of performance guarantees and restrictions on the draw-down of funds subject to achievement of performance milestones;

                  o requirements to obtain and maintain security clearances for operating subsidiaries and key personnel; and

                  o increased or unexpected costs resulting in losses or reduced profits under fixed price contracts.

The special risks associated with government contracts could have a material adverse effect on our future business and financial performance.

         In addition, the market for telecommunications monitoring systems sold to government customers is in a period of significant transition. Budgetary constraints, uncertainties resulting from the introduction of new technologies in the telecommunications industry and changes in the pattern of government expenditures have increased uncertainties in this industry, resulting in certain instances in the attenuation of government procurement programs beyond their originally expected performance periods and an increased incidence of delay, cancellation or reduction of planned projects. The delay and uncertainties surrounding the Communications Assistance for Law Enforcement Act have had a significant negative impact on purchasing plans of law enforcement agencies in North America engaged in monitoring activities. Our ability to obtain government orders in particular instances may also be affected by decisions of potential government customers to develop their own products or technical solutions internally, rather than through the use of outside suppliers, and by decisions of government contractors and systems integrators to bid on individual government procurement opportunities. The lack of predictability in the timing and scope of government procurements has made planning decisions more difficult and has increased the associated risks.

WE HAVE SIGNIFICANT INTERNATIONAL SALES, WHICH SUBJECTS US TO RISKS INHERENT IN FOREIGN OPERATIONS.

         A significant portion of our sales are made to customers outside of the United States. International transactions involve particular risks, including political decisions affecting tariffs and trade conditions, rapid and unforeseen changes in economic conditions in individual countries, turbulence in foreign currency and credit markets, and increased costs resulting from lack of proximity to the customer. Our products must be designed to meet the regulatory standards of foreign markets, and any inability to obtain foreign regulatory approvals can cause us to lose sales opportunities. In addition, international sales frequently require special features and customization to satisfy local market conditions, and certain international customers may require longer payment terms than we may typically provide.

         Volatility in international currency exchange rates may have an impact on our operating results. We have significant contracts payable in foreign (primarily Western European) currencies. As a result of the unpredictable timing of purchase orders and payments under these contracts and other factors, it is often not practicable for us to effectively hedge the risk of significant changes in currency rates during the contract period. Since we engage in currency hedging only to a limited extent, our financial results can be affected by the impact of currency fluctuations in any particular period, as well as the cost of such hedging activities that we do perform.

WE HAVE A SIGNIFICANT AMOUNT OF INDEBTEDNESS OUTSTANDING.

         As of July 31, 2000, after giving effect to the sale of our debentures on November 22, 2000, our total consolidated long-term liabilities were approximately $805.3 million. The amount of debt we carry can affect our business in a variety of ways such as:

         o limiting our ability to obtain any necessary additional financing in the future on reasonable terms, or at all;

         o requiring the dedication of a substantial portion of our cash flow from operations to debt service payments, making it unavailable for other purposes;

         o limiting our flexibility in operating, or reacting to changes in, our business, placing us at a competitive disadvantage to certain of our competitors; and

         o        making us more vulnerable to downturns in our business.

OUR CASH MANAGEMENT AND INVESTMENT ACTIVITIES COULD ADVERSELY AFFECT OUR BUSINESS AND OPERATING RESULTS.

         We have a significant portion of our assets in a variety of financial instruments, including government obligations, commercial paper, medium-term notes, bank time deposits, money-market accounts, common and preferred stocks and convertible debt obligations. Decisions as to our financial holdings are made both for purposes of cash management and, to some extent, as strategic and portfolio investments. These activities subject us to risks inherent in the capital markets generally, and to the performance of other businesses over which we have no direct control. We engage in investment activities, including venture capital investments in high technology firms and funds, as well as strategic and capital management investment activities for our own account.

         We believe that our investments will enable us to participate in technology innovation opportunities in areas of interest to us without having to dedicate the capital and management resources that would be necessary for such participation through our own internal research and development efforts. Our objectives are also to initiate relationships that may result in eventual expansion of our product and marketing positions and potential acquisition opportunities, and to leverage our technological expertise and established relationships in the technology, business and financial communities to identify and participate in special opportunities. Investments in early-stage technology ventures, however, are subject to a number of risks associated with the limited operating history of such ventures and the frequent absence of liquidity of their securities. While we do not regard our portfolio and strategic investment activities as a primary element of our overall business plan, we expect to continue to allocate some of our liquid assets for these purposes and, in particular, to increase our holdings in technology companies as part of our long-term growth strategy. Since we maintain a significant amount of liquid assets relative to our overall size, our financial results in the future may, to a greater degree than in the past, be affected by the results of our capital management and investment activities and the risks associated with those activities.


WE ARE A HOLDING COMPANY AND SUBSTANTIALLY ALL OF OUR OPERATIONS ARE CONDUCTED THROUGH SUBSIDIARIES.

         We are a holding company and substantially all of our operations are conducted through subsidiaries. We are limited by contract in the amount of dividends we can receive from one of our subsidiaries in Israel to 75% of its net income. In addition, because our Israeli subsidiaries have received certain benefits under the laws relating to approved enterprises (described in the following paragraph), payment of dividends to us may subject those subsidiaries to certain Israeli taxes to which they would otherwise not be subject. Our Israeli subsidiaries are required under Israeli law to withhold for tax purposes, at a rate of up to 25%, cash dividends paid to foreign residents. Under the United States-Israel Tax Treaty, a 12.5% Israeli dividend withholding tax would apply to dividends paid to a U.S. corporation (such as Comverse) that owns 10% or more of an Israeli company's voting stock for, in general, the current and preceding tax years of the Israeli company. However, under the treaty, dividends on income derived from an approved enterprise are subject to a 15% dividend withholding tax.

THE ISRAELI GOVERNMENT PROGRAMS AND TAX BENEFITS THAT WE CURRENTLY RECEIVE REQUIRE US TO MEET SEVERAL CONDITIONS AND MAY BE TERMINATED OR REDUCED IN THE FUTURE, WHICH WOULD INCREASE OUR COSTS AND TAXES.

         A significant portion of our research and development and manufacturing operations are located in Israel. Our historical operating results reflect substantial benefits we received from programs sponsored by the Israeli government for the support of research and development, as well as tax moratoriums and favorable tax rates associated with investments in approved projects, or approved enterprises, in Israel. To be eligible for these programs and tax benefits, we must continue to meet conditions, including making specified investments in fixed assets and financing a percentage of investments with share capital. If we fail to meet such conditions in the future, the tax benefits would be canceled and we could be required to refund the tax benefits already received.

         These programs and tax benefits may not be continued in the future at their current levels or at any level. The Israeli government has reduced the benefits available under some of these programs in recent years, and Israeli governmental authorities have indicated that the government may further reduce or eliminate some of these benefits in the future. In 1996, the Israeli government acted to increase, from between 2% and 3% of associated product sales to between 3% and 5% (or 6% under certain circumstances) of associated product revenues (including service and other related revenues), the annual rate of royalties to be applied to repayment of benefits under a conditional grant program administered by the Office of the Chief Scientist of the Ministry of Industry and Trade, a program in which we have regularly participated and under which we continue to receive significant benefits through reimbursement of up to 50% of qualified research and development expenditures. The repayment of amounts received under the program will be accelerated through these higher royalty rates until repayment is completed. Repayment of any amount received under programs which have been, or will be, approved by the Office of the Chief Scientist after January 1, 1999 entail repayment of the amount received (calculated in U.S. dollars), plus interest on such amount at a rate equal to the 12-month LIBOR rate in effect at the time of the approval of the program. In addition, permission from the Government of Israel is required for us to manufacture outside of Israel products resulting from research and development activities funded under these programs, or to transfer outside of Israel related technology rights. In order to obtain such permission, we may be required to increase the royalties to the applicable funding agencies and/or repay certain amounts received as reimbursement of research and development costs. The Israeli authorities have also indicated that this funding program will be further reduced significantly or eliminated in the future, particularly for larger companies such as Comverse. The termination or reduction of these programs could adversely affect our operating results.

         The Israeli government has also shortened the period of the tax moratorium applicable to approved enterprises from four years to two years. Although this change has not affected the tax status of our projects that were eligible for the moratorium prior to 1997, it applies to subsequent approved enterprise projects. If further changes in the law or government policies regarding those programs were to result in their termination or adverse modification, or if we were to become unable to participate in or take advantage of those programs, the cost of our operations in Israel would increase and there could be a material adverse effect on our operations and financial results. To the extent that we increase our activities outside Israel, which could result from, among other things, future acquisitions, such increased activities will not be eligible for programs sponsored by Israel.

BECAUSE A SIGNIFICANT PORTION OF OUR OPERATIONS ARE LOCATED IN ISRAEL, POLITICAL, MILITARY AND ECONOMIC CONDITIONS IN THAT COUNTRY MAY ADVERSELY AFFECT OUR BUSINESS AND OPERATING RESULTS.

         Although our operations have not been adversely affected to date by political or military conditions in Israel, a disruption of our operations in Israel due to political, military or other conditions could have a material adverse effect on our operations and financial results. General inflation in Israel and increases in the cost of attracting and retaining qualified scientific, engineering and technical personnel in Israel, where the demand for such personnel is growing rapidly with the expansion of high technology industries, have increased our cost of operations in Israel. These increases have not been offset in all periods by proportional devaluation of the Israeli shekel relative to the U.S. dollar and, as a result, have had a negative impact on our results of operations. Continued increases in our shekel-denominated costs without corresponding devaluation could have a material adverse effect on our future operating results.

OUR FUTURE SUCCESS DEPENDS ON OUR EXISTING KEY PERSONNEL, THE LOSS OF WHOM COULD ADVERSELY IMPACT OUR BUSINESS AND OPERATING RESULTS.

         Our future success depends, to a considerable extent, on the contributions of senior management and key employees, many of whom are not subject to employment agreements and/or would be difficult to replace. Our future success also depends on our ability to attract and retain qualified employees in all areas of our business. Competition for such personnel is intense, particularly in the computer and communications industries. In order to attract and retain talented and qualified personnel, and to provide incentives for their performance, we have emphasized the award of stock options as an important element of our compensation program, including, in the case of certain personnel, options to purchase shares in certain of our subsidiaries.

OUR BUSINESS AND OPERATING RESULTS MAY SUFFER FROM INCREASED EXPENDITURES IN OUR OPERATIONS.

         We have significantly increased expenditures in all areas of our operations during recent years, and we plan to continue to make significant investment in the growth of our operations during future periods. The competitiveness of our products and our ability to take advantage of future growth opportunities depends upon our ability to enhance the range of features and capabilities of our existing product lines, develop new generations of products and expand our marketing, sales and product support capabilities. In many instances, we will have to make large expenditures for research and development and product marketing in anticipation of future market requirements that are uncertain and may undergo significant change prior to product introduction. The success of our efforts depends, to a considerable extent, on our ability to anticipate future market requirements and successfully implement corresponding research and development and marketing programs on a timely basis.

THIRD PARTIES MAY INFRINGE UPON OUR PROPRIETARY TECHNOLOGY AND WE MAY INFRINGE ON THE INTELLECTUAL PROPERTY RIGHTS OF OTHERS.

         Although we use what we believe to be customary and appropriate measures to protect our technology, these measures may not prove to be successful, and our competitors may be able to develop similar technology independently. We currently hold a limited number of United States and foreign patents and we periodically file additional applications for patents on various features of our products. We cannot assure you that claims allowed with respect to any current or future patents will prove to be sufficiently broad to protect our technology. In addition, we cannot assure you that our patents will not be challenged, invalidated or circumvented, or that the rights granted under the patents will provide significant benefits. We and our customers from time to time receive communications from third parties, including some of our competitors, alleging infringement by our products of certain of such parties' patent rights. Although these types of communications are common in the computer and telecommunications industries, and we have in the past been able to obtain any necessary licenses on commercially reasonable terms, we cannot assure you that we would prevail in any litigation to enjoin our sale of any products on the basis of such alleged infringement, or that we would be able to license any valid patents on reasonable terms.

THE TRADING PRICE OF OUR COMMON STOCK MAY BE VOLATILE.

         The trading price of our common stock may be affected by the risk factors described in this prospectus as well as prevailing economic and financial trends and conditions in the public securities markets. Stock prices of companies in technology businesses tend to exhibit a high degree of volatility. Shortfalls in revenues or earnings from the levels anticipated by the public markets could have an immediate and significant adverse effect on the trading price of our common stock in any given period. Such shortfalls may result from events that are beyond our immediate control, can be unpredictable and, since a significant proportion of our sales during each fiscal quarter often occurs in the latter stages of the quarter, may not be discernible until the end of a financial reporting period. These factors can contribute to the volatility of the trading price of our common stock regardless of our long-term prospects. The trading price of our common stock may also be affected by developments, including reported financial results and fluctuations in trading prices of the shares of other publicly-held companies in the computer and communications industries generally, and in our industry in particular, which may not have any direct relationship with our business or prospects.

                                 USE OF PROCEEDS

          The shares of common stock are being offered solely for the accounts of the selling shareholders identified in this prospectus or any supplement or amendment hereto. We will not receive any proceeds from the sale of their shares.

                              SELLING SHAREHOLDERS

         The selling shareholders obtained shares of our common stock upon completion of our acquisition on August 8, 2000 of Gaya Software Industries Ltd., a company in Israel specializing in software-based intelligent Internet protocol gateways and voice-over-Internet protocol technology. In connection with that transaction, we agreed to register for sale the shares of common stock issued by us to the former shareholders of Gaya, including the shares being registered in this prospectus which are currently held in escrow pursuant to the terms of that transaction. We have also agreed to keep the registration statement effective (subject to our right to require the selling shareholders to suspend their use of this prospectus under certain circumstances), for as long as reasonably specified in the plan of distribution contained in this prospectus. We have also agreed to pay certain related expenses and to indemnify each selling shareholder against certain liabilities, including liabilities arising under the federal securities laws.

         Messrs. Yotam Raz, Yoram Regev and Ofer Cornfeld served as Chief Executive Officer, Vice President of Research and Development and Chief Technology Officer, respectively, of GAYA. All three individuals also served as directors of GAYA. After our acquisition of GAYA, Messrs. Raz, Regev and Cornfeld continue to serve in their respective positions and continue to serve as directors of GAYA.

         The following table sets forth information with respect to the selling shareholders and the number of shares of common stock beneficially owned by each selling shareholder. This information has been obtained from the selling shareholders. Because the selling shareholders may sell all or some of the shares of common stock covered under this prospectus, no estimate can be given as to the number of shares that will be held by the selling shareholders upon termination of any such sales. For purposes of compiling this table, we have assumed that the selling shareholders will sell all of the shares offered hereby. In addition, the selling shareholders identified below may have sold, transferred or otherwise disposed of all or a portion of their shares since the date on which they provided the information regarding their shares in transactions exempt from the registration requirements of the Securities Act.

                                                                                                    COMMON STOCK
                                            COMMON STOCK OWNED                                     OWNED AFTER THE
         SELLING SHAREHOLDER                BEFORE THE OFFERING       TOTAL SHARES TO BE SOLD          OFFERING
         -------------------                -------------------       -----------------------          --------

Yotan Raz                                          9,459                        9,459                     0
Yoram Regev                                        9,458                        9,458                     0
Ofer Cornfeld                                      9,459                        9,459                     0


         Generally, only the selling shareholders identified in the foregoing table who beneficially own the shares of common stock set forth opposite their respective names may sell such shares pursuant to the registration statement of which this prospectus forms a part. We may from time to time include additional selling shareholders.

                              PLAN OF DISTRIBUTION

         The selling shareholders may sell their shares covered by this prospectus from time to time at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The selling shareholders may offer their shares for sale in one or more of the following transactions:

         o        on the Nasdaq National Market,

         o through the facilities of any national securities exchange or U.S. automated inter-dealer quotation system of a registered national securities association on which our shares are then listed, admitted to unlisted trading privileges or included for quotation,

         o        in privately negotiated transactions, or

         o        in a combination of such methods of sale.

         The selling shareholders may sell their shares directly, or indirectly through underwriters, broker-dealers or agents acting on their behalf. In connection with such sales, the broker-dealers or agents may receive compensation in the form of commissions, concessions, allowances or discounts from the selling shareholders and/or the purchasers of the shares for whom they may act as agent or to whom they sell the shares as principal or both (which commissions, concessions, allowances or discounts might be in excess of customary amounts thereof). Sales will be made only through broker-dealers registered as such in a subject jurisdiction or in transactions exempt from such registration. We have not been advised of any definitive selling arrangement at the date of this prospectus between any selling shareholder and any broker-dealer or agent. We will not receive any of the proceeds from the sale of the shares by the selling shareholders.

         In connection with the distribution of their shares, certain of the selling shareholders may enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers may engage in short sales their shares in the course of hedging the positions they assume with the selling shareholders. The selling shareholders may also sell their shares short and redeliver such shares to close out the short positions. The selling shareholders may also enter into option or other transactions with broker-dealers which require the delivery of their shares to the broker-dealer. The selling shareholders may also loan or pledge the shares to a broker-dealer and the broker-dealer may sell the shares so loaned, or upon a default, the broker-dealer may effect sales of the pledged shares.

         The selling shareholders and any dealer acting in connection with the offering or any broker executing a sell order on behalf of a selling shareholder may be deemed to be underwriters within the meaning of the Securities Act. In such event any profit on the sale of shares by a selling shareholder and any commissions or discounts received by any such broker or dealer may be deemed to be underwriting compensation under the Securities Act. In addition, any such broker or dealer may be required to deliver a copy of this prospectus to any person who purchases any of the shares from or through such broker or dealer.

         We have agreed to file the reports required to be filed by us under the Securities Act and the Exchange Act in a timely manner and to take such further action as any selling shareholder may reasonably request to enable such holder to sell his or her securities without registration, including making publicly available the information necessary to permit sales of the securities pursuant to Rules 144 and 144A under the Securities Act.

         We have agreed to pay all fees and expenses incurred in connection with the registration of our shares of common stock, except fees and expenses of the selling shareholders' counsel. We and the selling shareholders have agreed to indemnify each other against certain civil liabilities, including certain liabilities arising under the Securities Act and Exchange Act.

                                  LEGAL MATTERS

Certain legal matters with respect to the validity of the securities offered hereby will be passed upon for the Company by William F. Sorin, attorney-at-law, c/o Comverse, 170 Crossways Park Drive, Woodbury, New York 11797. Mr. Sorin is an officer and director of the Company and the beneficial owner of 28,126 shares of common stock issuable upon the exercise of options granted by us.


                                     EXPERTS

The consolidated financial statements as of January 31, 1999 and 2000 and for the years ended December 31, 1997 and January 31, 1999 and 2000, incorporated by reference in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

             ------------------------------------------------------

             ------------------------------------------------------



                  YOU  SHOULD  RELY  ONLY  ON THE  INFORMATION
                  PROVIDED OR  INCORPORATED  BY  REFERENCE  IN
                  THIS PROSPECTUS OR ANY  SUPPLEMENT.  WE HAVE
                  NOT  AUTHORIZED  ANYONE  ELSE TO PROVIDE YOU
                  WITH  ADDITIONAL  OR DIFFERENT  INFORMATION.
                  THE COMMON STOCK IS NOT BEING OFFERED IN ANY
                  STATE WHERE THE OFFER IS NOT PERMITTED.  YOU
                  SHOULD NOT ASSUME  THAT THE  INFORMATION  IN
                  THIS   PROSPECTUS   OR  ANY   SUPPLEMENT  IS
                  ACCURATE  AS OF ANY DATE OTHER THAN THE DATE
                  ON THE FRONT OF SUCH DOCUMENT.

                                ----------------

                                  28,376 SHARES


                                    COMVERSE
                                TECHNOLOGY, INC.




                                  COMMON STOCK






                                  -------------

                                   PROSPECTUS
                                November __, 2000

             ------------------------------------------------------

             ------------------------------------------------------

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The estimated amounts of the expenses of and related to the offering are as follows:
     Registration Fee -- Securities and Exchange Commission........................           $   729
     Accounting fees and expenses.................................................            $ 3,000
     Legal fees and expenses......................................................            $ 3,000
     Miscellaneous................................................................            $  0.00
                                                                                               ------

     Total........................................................................            $ 6,729
                                                                                              =======

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Business Corporation Law of the State of New York ("BCL") provides that if a derivative action is brought against a director or officer, the Registrant may indemnify him or her against amounts paid in settlement and reasonable expenses, including attorneys' fees incurred by him or her in connection with the defense or settlement of such action, if such director or officer acted in good faith for a purpose which he or she reasonably believed to be in the best interests of the Registrant, except that no indemnification shall be made without court approval in respect of a threatened action, or a pending action settled or otherwise disposed of, or in respect of any matter as to which such director or officer has been found liable to the Registrant. In a nonderivative action or threatened action, the BCL provides that the Registrant may indemnify a director or officer against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees incurred by him or her in defending such action if such director or officer acted in good faith for a purpose which he or she reasonably believed to be in the best interests of the Registrant.

         Under the BCL, a director or officer who is successful, either in a derivative or nonderivative action, is entitled to indemnification as outlined above. Under any other circumstances, such director or officer may be indemnified only if certain conditions specified in the BCL are met. The indemnification provisions of the BCL are not exclusive of any other rights to which a director or officer seeking indemnification may be entitled pursuant to the provisions of the certificate of incorporation or the by-laws of a corporation or, when authorized by such certificate of incorporation or by-laws, pursuant to a shareholders' resolution, a directors' resolution or an agreement providing for such indemnification.

         The above is a general summary of certain indemnity provisions of the BCL and is subject, in all cases, to the specific and detailed provisions of Sections 721-725 of the BCL.

         The Registrant has included in its Certificate of Incorporation, a provision that no director of the Registrant shall be personally liable to the Registrant or its shareholders in damages for any breach of duty as a director, provided that such provision shall not be construed to eliminate or limit the liability of any director if a judgment or other final adjudication adverse to him establishes that his acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law, that he personally gained in fact a financial profit or other advantage to which he was not legally entitled or that his acts violated Section 719 of the BCL.

         The By-Laws of the Registrant further provide that the Registrant shall indemnify its directors and officers, and shall advance their expenses in the defense of any action for which indemnification is sought, to the full extent permitted by the BCL and when authorized by resolution of the shareholders or directors of the Registrant or any agreement providing for such indemnification or advancement of expenses, provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to him established that his acts were committed in bad faith or were the result of active and deliberate dishonesty material to the cause of action so adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled. The Registrant has entered into indemnity agreements with each of its directors and officers pursuant to the foregoing provisions of its By-Laws. The Registrant maintains insurance policies insuring each of its directors and officers against certain civil liabilities, including liabilities under the Securities Act.




ITEM 16.  EXHIBITS.

Exhibit No.      Description of Exhibit
-----------      ----------------------

     3.1* Certificate of Incorporation of Registrant (incorporated by reference to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1987).

     3.2* Certificate of Amendment of Certificate of Incorporation of Registrant effective February 26, 1993 (incorporated by reference to Exhibit 4(A)(1) to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1992).

     3.3* Certificate of Amendment of Certificate of Incorporation of Registrant effective January 12, 1995 (incorporated by reference to Exhibit 4(A)(2) to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1994).

     3.4* Certificate of Amendment of Certificate of Incorporation of Registrant dated October 18, 1999 (incorporated by reference to the Registrant's Annual Report on Form 10-K for the year ended January 31, 2000).

     3.5* By-laws of Registrant, as amended (incorporated by reference to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1987).

     4.1*        Specimen Common Stock certificate (incorporated by reference to
                 Exhibit 4(C)(1) to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1992).

     5**         Opinion of William F. Sorin.

    23.1** Consent of William F. Sorin (included as part of Exhibit 5 hereto).

    23.2**       Consent of Deloitte & Touche LLP.

    24**         Power of Attorney (included on signature pages).

---------------

*  Incorporated by reference.
**  Filed herewith.


ITEM 17.  UNDERTAKINGS.

         (1)      The undersigned registrant hereby undertakes:

                  (a) to file, during any period in which offers or sales are being made hereunder, a post-effective amendment to this registration statement:

                           (i) to include  any  prospectus  required  by Section
                  10(a)(3) of the Securities Act of 1933;

                           (ii) to reflect in the prospectus any facts or events
                  arising after the effective date of this registration statement (or the most recent post-effective amendment hereto) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                           (iii) to include any material information with
                  respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

                  provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) will not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                  (b) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (c) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (2) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
         Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

                  Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement or amendment hereto to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York, on November 21, 2000.

                            COMVERSE TECHNOLOGY, INC.


                            By:      /s/  Kobi Alexander
                                   ------------------------------------
                                   Kobi Alexander
                                   President, Chairman of the Board and Chief
                                   Executive Officer

                                POWER OF ATTORNEY

                  KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned constitutes and appoints each of KOBI ALEXANDER, WILLIAM F. SORIN and DAVID KREINBERG or any of them, each acting alone, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign this registration statement (including all pre-effective and post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that any such attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
                  Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE                                              CAPACITY                                      DATE
---------                                              --------                                      ----
               /s/ Kobi Alexander
 ---------------------------------------------
                   Kobi Alexander                      Chairman, President and Chief Executive       November 21, 2000
                                                       Officer and Director (Principal Executive
                                                       Officer)


                                       18

SIGNATURE                                              CAPACITY                                      DATE
---------                                              --------                                      ----
               /s/ David Kreinberg                     Chief Financial Officer                       November 21, 2000
 ---------------------------------------------         (Principal Financial and Accounting Officer)
                   David Kreinberg

               /s/ Zvi Alexander                       Director                                      November 21, 2000
 ---------------------------------------------
                   Zvi Alexander

              /s/ John H. Friedman                     Director                                      November 21, 2000
 ---------------------------------------------
                  John H. Friedman

              /s/ William F. Sorin                     Secretary and Director                        November 21, 2000
 ---------------------------------------------
                  William F. Sorin

              /s/ Shaula A. Yemini                     Director                                      November 21, 2000
 ---------------------------------------------
                  Shaula A. Yemini



                                INDEX TO EXHIBITS

Exhibit No.       Description of Exhibit
-----------       ----------------------

    5             Opinion of William F. Sorin.

    23.1 Consent of William F. Sorin (included as part of Exhibit 5 hereto).

    23.2          Consent of Deloitte & Touche LLP.

    24            Power of Attorney (included on signature page).










                                       20